Exhibit 10.1

ONE WORLD PRODUCTS, INC.

6605 Grand Montecito Parkway, Suite 100

Las Vegas, Nevada 89149

June 4, 2025

Eco Bio Plastics Midland, Inc.

Letter of Intent

Gentlemen:

This Letter of Intent summarizes certain terms under which our company, One World Products, Inc. (“OWPC”) would acquire substantially all of the assets (collectively, the “Assets”) from your company, Eco Bio Plastics Midland, Inc. (“Eco Bio”). This proposed transaction is sometimes referred to as the “Transaction.”

NON-BINDING TERMS

This paragraph and Sections 1 through 3 are not legally binding on either party. They would serve as the non-binding basis for an initial draft of a definitive agreement for the Transaction (the “Definitive Agreement”), which would be provided by OWPC. We currently contemplate that the Definitive Agreement would include, among others, the following terms:

1.	The Definitive Agreement would provide for OWPC’s acquisition of the Assets from Eco Bio, in exchange for $600,000 in cash (the “Purchase Price”). The form of the Definitive Agreement would be determined by us, in consultation with our respective legal counsel and accountants.

2.	We would attempt to negotiate and execute the Definitive Agreement by June 15, 2025, and would target the closing of the Definitive Agreement on or before June 30, 2025, all in accordance with the terms of Definitive Agreement.

3.	The Definitive Agreement would contain other terms and conditions that would be customary for transactions of this type, including customary representations, warranties, covenants and indemnities.

BINDING TERMS

This paragraph and Sections 4 through 11, which are referred to collectively as the “Binding Terms,” are the legally binding and enforceable agreements of OWPC and Eco Bio.

Eco Bio Plastics Midland, Inc.
June 4, 2025 – Page 2	Letter of Intent

4. Exclusivity. Throughout the period that begins on the date of mutual execution of this Letter of Intent and ends on the date that is 60 days from the date thereof (the “Exclusivity Period”), Eco Bio will not, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any person regarding any purchase or other disposition of the Assets.

In consideration of Eco Bio’s granting the Exclusivity Period to OWPC, OWPC shall, prior to the close of business on June 4, 2025, assuming this Letter of Intent shall have been fully executed prior to such time, deliver the sum of $100,000 (the “Deposit Amount”) by wire transfer of immediately available funds to Eco Bio.

Should we fail to consummate the Definitive Agreement prior to the expiration of the Exclusivity Period, the entire Deposit Amount shall be refunded to OWPC by Eco Bio within three business days. In this regard, Fukuji Saotome, by signing below in his individual capacity, hereby personally guaranties the repayment of the Deposit Amount by Eco Bio.

Should we consummate the Definitive Agreement, the Deposit Amount shall be credited towards the Purchase Price.

5. Confidentiality. The parties agree that the content and the existence of this Letter of Intent shall remain confidential. However, the parties agree that (a) disclosure regarding the content and existence of this Letter of Intent properly made under applicable securities laws shall not be a violation of this paragraph 5 and (b) you may disclose the existence and terms of this Letter of Intent to your professional service providers.

6. Expenses. Except to the extent expressly stated otherwise in the Definitive Agreement, each of OWPC and Eco Bio will be responsible for and bear all of its respective costs and expenses incurred at any time in connection with pursuing or consummating the Transaction.

7. No Other Obligations or Claims. Nothing herein obligates either party to enter into or continue any discussions or negotiations with, solicit or accept any proposal from or enter into any definitive agreement with, the other party. Except for the Binding Terms, unless and until a final definitive agreement between the parties regarding a transaction has been executed and delivered (or except as expressly provided in any binding written agreement that either of the parties may enter into in the future), (a) neither party will be under any legal obligation of any kind regarding such a transaction by virtue of this Letter and (b) no past or future action, course of conduct or failure to act regarding a transaction, or relating to the negotiation of the terms of a transaction or the Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of either party.

Eco Bio Plastics Midland, Inc.
June 4, 2025 – Page 3	Letter of Intent

8. Waiver and Amendment. No failure or delay by either party in exercising any right, power or privilege under this Letter of Intent will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. No term in this Letter of Intent can be waived or amended except in a writing signed by each party.

9. Entire Agreement. Other than existing confidentiality rights and obligations in any written agreement between the parties, this Letter of Intent contains the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements or understandings between the parties with respect thereto.

10. Counterparts. This Letter of Intent may be executed in counterparts, each of which will be deemed an original, and all of which will constitute the same agreement.

If Eco Bio is in agreement, please sign below and return a fully executed copy of this Letter of Intent to OWPC by e-mail to Isiah@owpv.com.

Very truly yours,

/s/ Isiah L. Thomas, III

Isiah L. Thomas, III

Chief Executive Officer

AGREED AND ACCEPTED:

ECO BIO, INC.

By:
Name:	/s/
Title:

/s/ Fukuji Saotome
Fukuji Saotome, individually
as to Paragraph